Exhibit 4.4

SECURED PROMISSORY NOTE

Effective Date: August 14, 2024	U.S. $5,455,000.00

FOR VALUE RECEIVED, reAlpha Tech Corp., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its permitted successors or assigns (“Lender”), $5,455,000.00 and any interest, fees, charges, and late fees on the date that is eighteen (18) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum from the Purchase Price Date until the same is paid in full. This Secured Promissory Note (this “Note”) is issued and made effective as of August 14, 2024 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated August 14, 2024, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $435,000.00. In addition, Borrower agrees to pay $20,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). All of the OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed fully earned and non-refundable as of the Effective Date. The purchase price for this Note shall be $5,000,000.00 (the “Purchase Price”), computed as follows: $5,455,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1. Payment; Prepayment.

1.1. Payment. All cash payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Lender at the bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) any costs incurred in the collection of any sum due under this Note, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) outstanding principal balance.

1.2. Prepayment. Notwithstanding the foregoing, Borrower may prepay all or any portion of the Outstanding Balance. If Borrower exercises its right to prepay this Note in part, Borrower shall make payment to Lender of an amount in cash equal to 109% multiplied by the portion of the Outstanding Balance Borrower actually prepays.

2. Security. This Note is secured by the Security Agreements (as defined in the Purchase Agreement) and the IP Security Agreements (as defined in the Purchase Agreements).

3. Redemptions. Beginning on the date that is seven (7) months from the Purchase Price Date and at any time thereafter until this Note is paid in full, Lender shall have the right to redeem up to the Maximum Monthly Redemption Amount per month (the amount of each redemption, the “Redemption Amount”) by providing written notice (each, a “Redemption Notice”) delivered to Borrower by email, mail, overnight courier, or personal delivery. Upon receipt of any Redemption Notice, Borrower shall pay the applicable Redemption Amount in cash (each, a “Redemption Payment”) to Lender within three (3) Trading Days of Borrower’s receipt of such Redemption Notice. Once Borrower has made five (5) Redemption Payments in cash, all subsequent Redemption Payments paid in cash will be subject to a nine percent (9%) redemption premium.

4. Trigger Events, Defaults and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) the occurrence of a Fundamental Transaction without Lender’s prior written consent, provided, however, that no consent will be required if this Note is paid in full in connection with such Fundamental Transaction; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, and such default or failure is not cured within the longer of ten (10) Trading Days or the cure period for the applicable default or failure in any Transaction Document; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished, and, if capable of cure, not cured within the longer of ten (10) Trading Days or the cure period for the applicable default or failure in any Transaction Document; (k) Borrower effectuates a reverse split of its common stock, par value $0.001 per share (the “Common Shares”) without ten (10) Trading Days prior written notice to Lender, other than a reverse split of the Common Shares to maintain compliance with the minimum bid price requirements of Nasdaq or other principal market; (l) any money judgment, writ or similar process is entered against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days or otherwise consented to by Lender; or (m) Borrower or any subsidiary of Borrower breaches any covenant or other term or condition contained in any Other Agreements in any material respect.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, upon prior written notice to Borrower, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. Subject to Section 4.4, at any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within ten (10) Trading Days following the date of transmission of such written notice by Lender. If Borrower fails to cure the Trigger Event within the required ten (10) Trading Day cure period, the Trigger Event will automatically become an Event of Default (as defined below). Notwithstanding the foregoing, Borrower will only have a five (5) Trading Day cure period with respect to Trigger Events under Section 4.1(a).

4.4. Default Remedies. At any time and from time to time following the occurrence of any event of default hereunder (each, an “Event of Default”), Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding Section 4.3, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, reasonable attorneys’ fees and disbursements.

8. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel at Lender’s cost. Notwithstanding anything to the contrary herein, Borrower has no obligation to accept a legal opinion (1) from an attorney that is not in good standing with the state(s) where it is licensed to practice law, or (2) if Borrower is advised by its counsel that no exemption from registration is available. In either case, Borrower shall not be liable for damages for non-acceptance of such opinion.

9. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

10. Arbitration of Disputes. Each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement with respect to any disputes regarding this Note.

11. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates that are permitted assignees of the Purchase Agreement, without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws and prior written notice is provided to Borrower, provided that any such assignee of this Note agrees in writing to the terms of all Transaction Documents as though an original party thereto. Except as set forth above, Lender may not assign its rights or obligations under this Note or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of Borrower, and any such attempted assignment or delegation shall be null and void.

14. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note and the documents and instruments entered into in connection herewith.

15. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

16. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

17. Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

18. Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

19. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Realpha Tech Corp.

By:	/s/ Michael Logozzo
Michael Logozzo, President

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity in a way that would result in a change of control of more than 50%, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, provided that the value of such properties or assets exceeds 25% of the total assets of Borrower and its subsidiaries on a consolidated basis, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize or recapitalize or reclassify the Common Shares which would materially adversely affect Borrower’s ability to repay the Note, other than an increase in the number of authorized shares of Borrower’s Common Shares, reclassification of the Common Shares that does not result in either a change of management or control of Borrower, or reverse splits of its outstanding and authorized Common Shares to meet listing requirements or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any if its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction. Notwithstanding anything to the contrary set forth in this Note, in no event will any acquisition for which the use of proceeds from this Note is permitted under the Purchase Agreement be deemed a “Fundamental Transaction”.

A2. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(h).

A3. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A4. “Maximum Monthly Redemption Amount” means $545,000.00.

A5. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A6. “OID” means an original issue discount.

A7. “Other Agreements” means, collectively, all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand.

A8. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including reasonable attorneys’ fees) incurred by Lender under this Note and any other fees or charges incurred under this Note.

A9. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A10. “Trading Day” means any day on which Borrower’s principal trading market is open for trading.

A11. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) ten percent (10%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to any Trigger Event pursuant to Section 4.1(i) hereof.

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